RIDER FOR
TERM INSURANCE BENEFIT ON LIFE OF INSURED SPOUSE
DECREASING AMOUNT AFTER THREE YEARS

Read the list of Supplementary Benefits on the Contract Data page(s).
This Benefit is a part of this contract only if it is listed there.

Benefit. - We will pay an amount under this Benefit if we receive due proof that the insured spouse died (1) in the term period for the Benefit; and (2) while this contract is in force and not in default beyond the last day of the grace period. We will pay this amount to the beneficiary for insurance payable upon the insured spouse's death. But our payment is subject to all the provisions of the Benefit and of the rest of this contract. The phrase insured spouse means the Insured's spouse named in the application for this contract.

We will use the table below to compute the amount we will pay. We show the Initial Amount of Term Insurance under this Benefit on the Contract Data page(s). We also show the term period for the Benefit there. It starts on the contract date, which we show on the first page. The anniversary at the end of the term period is part of that period.

TABLE OF AMOUNTS OF INSURANCE

Amounts Payable. - We show here the amount we will pay, based on the insured spouse's issue age, for each $1,000 of Initial Amount of Term Insurance if death occurs in the contract year ending with the anniversary shown.

ISSUE AGE
ANNIVERSARY	18	19	20	21	22	23	24	25	26	27	28	29	30	31
1	$1000	$1000	$1000	$1000	$1000	$1000	$1000	$1000	$1000	$1000	$1000	$1000	$1000	$1000
2	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000
3	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000
4	978	977	977	976	976	975	974	974	973	972	971	971	970	969
5	956	965	953	952	951	950	949	947	946	944	943	941	939	938
6	933	932	930	929	927	925	923	921	919	917	914	912	909	906
7	911	909	907	905	902	900	897	895	892	889	886	882	879	875
8	889	886	884	881	878	875	872	868	865	861	857	853	849	844
9	867	864	860	857	854	850	846	842	838	833	829	824	818	813
10	844	841	837	833	829	825	821	816	811	806	800	794	788	781
11	822	818	814	810	805	800	796	789	784	778	771	765	758	750
12	800	795	791	786	780	775	769	763	757	750	743	735	727	719
13	778	773	767	762	756	750	744	737	730	722	714	706	697	688
14	756	750	744	738	732	725	718	710	703	694	686	676	667	656
15	733	727	721	714	707	700	692	684	676	667	657	647	636	625
16	711	705	698	690	683	675	667	658	649	639	629	618	606	594
17	689	682	674	667	659	650	641	632	622	611	600	588	576	563
18	667	659	651	643	634	625	615	605	595	583	571	559	546	531
19	644	636	628	619	610	600	590	579	568	556	543	529	515	500
20	622	614	605	595	585	575	564	553	540	528	514	500	485	469

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ISSUE AGE
ANNIVERSARY	18	19	20	21	22	23	24	25	26	27	28	29	30	31
21	600	591	581	571	561	550	538	526	513	500	486	471	455	438
22	578	568	558	548	537	525	513	500	486	472	457	441	424	406
23	556	545	535	524	512	500	487	474	459	444	429	412	394	375
24	533	523	512	500	488	475	462	447	432	417	400	382	364	344
25	511	500	488	476	463	450	436	421	405	389	371	353	333	313
26	489	477	465	452	439	425	410	396	378	361	343	324	303	281
27	467	454	442	429	415	400	385	368	351	333	314	294	273	250
28	445	432	419	405	390	375	359	342	324	306	286	265	243	219
29	422	409	395	381	366	350	333	316	297	278	257	235	212	200
30	400	386	372	357	341	325	308	289	270	250	229	206	200	200
31	378	364	349	333	317	300	282	263	243	222	200	200	200	200
32	356	341	325	310	293	275	256	237	216	200	200	200	200	200
33	333	318	302	286	268	250	231	210	200	200	200	200	200	200
34	311	295	279	262	244	225	205	200	200	200	200	200	200	200
35	289	273	256	238	220	200	200	200	200	200	200	200	200	*
36	267	250	232	214	200	200	200	200	200	200	200	200	*
37	245	227	209	200	200	200	200	200	200	200	200	*
38	222	204	200	200	200	200	200	200	200	200	*
39	200	200	200	200	200	200	200	200	200	*
40	200	200	200	200	200	200	200	200	*
41	200	200	200	200	200	200	200	*
42	200	200	200	200	200	200	*
43	200	200	200	200	200	*
44	200	200	200	200	*
45	200	200	200	*
46	200	200	*
47	200	*					*NO AMOUNT PAYABLE IF DEATH OCCURS IN THIS
48	*						CONTRACT YEAR OR ANY LATER CONTRACT YEAR.

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ISSUE AGE
ANNIVERSARY	32	33	34	35	36	37	38	39	40	41	42	43	44	45
1	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000
2	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000
3	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000
4	968	967	966	964	963	962	960	958	957	955	952	950	947	944
5	935	933	931	929	926	923	920	917	913	909	905	900	895	889
6	903	900	897	893	889	885	880	875	870	864	857	850	842	833
7	871	867	862	857	852	846	840	833	826	818	810	800	789	778
8	839	833	828	821	815	888	800	792	783	773	762	750	737	722
9	806	800	793	786	778	769	760	750	739	727	714	700	684	667
10	774	767	759	750	741	731	720	708	696	682	667	650	632	611
11	742	733	724	714	704	692	680	667	652	636	619	600	579	556
12	710	700	690	679	667	654	640	626	609	691	571	550	526	500
13	677	667	655	643	630	615	600	583	565	546	524	500	474	444
14	645	633	621	607	593	577	560	542	522	500	476	450	421	389
15	613	600	586	571	556	538	520	500	478	455	429	400	368	333
16	581	567	552	536	518	500	480	458	435	409	381	350	316	278

ISSUE AGE
ANNIVERSARY	32	33	34	35	36	37	38	39	40	41	42	43	44	45
17	548	533	517	500	481	462	440	417	391	364	333	300	263	220
18	516	500	483	464	444	423	400	375	348	318	286	250	211	200
19	484	467	448	429	407	385	360	333	304	273	238	200	200	200
20	452	433	414	393	370	346	320	292	261	227	200	200	200	200
21	419	400	379	357	333	308	280	250	217	200	200	200	200	*
22	387	367	345	322	296	269	240	208	200	200	200	200	*
23	355	333	310	286	259	231	200	200	200	200	200	*
24	323	300	276	250	222	200	200	200	200	200	*
25	290	267	241	214	200	200	200	200	200	*
26	258	233	207	200	200	200	200	200	*
27	226	200	200	200	200	200	200	*
28	200	200	200	200	200	200	*
29	200	200	200	200	200	*
30	200	200	200	200	*
31	200	200	200	*
32	200	200	*
33	200	*					*NO AMOUNT PAYABLE IF DEATH OCCURS IN THIS
34	*						CONTRACT YEAR OR ANY LATER CONTRACT YEAR.

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ISSUE AGE
ANNIVERSARY	46	47	48	49	50	51	52	53	54	55
1	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000
2	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000
3	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000
4	941	938	933	929	923	917	909	900	889	875
5	882	875	867	857	846	833	818	800	778	750
6	824	813	800	786	769	750	727	700	667	625
7	765	750	733	714	692	667	636	600	656	500
8	706	688	667	643	615	583	545	500	444	375
9	647	625	600	571	538	500	455	400	333	250
10	588	563	533	500	462	417	364	300	222	200
11	529	500	467	429	385	333	273	200	200	*
12	471	438	400	357	308	250	200	200	*
13	412	375	333	286	231	200	200	*
14	353	313	267	214	200	200	*
15	294	250	200	200	200	*
16	235	200	200	200	*
17	200	200	200	*			*NO AMOUNT PAYABLE IF DEATH OCCURS IN THIS
18	200	200	*				CONTRACT YEAR OR ANY LATER CONTRACT YEAR.
19	200	*
20	*

PAID-UP INSURANCE ON DEATH OF INSURED

Paid-up Insurance on Life of Insured Spouse. - The Insured might die (1) in the term period for this Benefit; (2) while this contract is in force and not in default past the last day of the grace period; and (3) while the insured spouse is living. In this case, the insurance on the life of the insured spouse under the Benefit will become paid-up term insurance for decreasing amounts. We will compute these amounts from the Table of Amounts of Insurance. While the paid-up insurance is in effect, the contract will remain in force until the end of the term period for the Benefit. The paid-up insurance will have cash values but no loan value.

If this Benefit becomes paid-up, it may be surrendered for its net cash value. This will be the net value on the date of surrender of the paid-up insurance. But, within 30 days after a contract anniversary, the net cash value will not be less than it was on that anniversary. We base this net cash value on the insured spouse's age and sex. The insured spouse's age at any time will be his or her age last birthday on the contract date plus the length of time since that date. We use the Commissioners 1980 Standard Ordinary Mortality Table. We use continuous functions based on age last birthday. We use an effective interest rate of 4% a year.

We will usually pay any cash value promptly. But we have the right to postpone paying it for up to six months. If we do so for more than 30 days, we will pay interest at the rate of 3% a year. If we are asked for the values which apply, we will furnish them.

CONVERSION TO ANOTHER PLAN OF INSURANCE

Right to Convert. - While the Insured is living, you may be able to exchange this Benefit for a new contract of life insurance on the life of the insured spouse in either this company or The Prudential Insurance Company of America. In any of these paragraphs, when we use the phrase the company we mean whichever of these companies may issue the new contract. And where we use the phrase new contract we mean the contract for which the Benefit may be exchanged. You will not have to prove that the insured spouse is insurable.

Conditions. - Your right to make this exchange is subject to all these conditions: (1) The amount we would have paid under this Benefit if the insured spouse had died just before the contract date of the new contract must be large enough to meet the minimum for a new contract, as we describe under Contract Specifications. (2) You must
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ask for the exchange in writing and in a form that meets our needs. (3) You must send this contract to us to be endorsed. (4) We must have your request and the contract at our Service Office while the Benefit is in force and at least five years before the end of its term period.

The new contract will not take effect unless the premium for it is paid while the insured spouse is living and within 31 days after its contract date. If the premium is paid as we state, it will be deemed that: (1) the insurance under the new contract took effect on its contract date; and (2) this Benefit ended just before that contract date.

Contract Date. - The date of the new contract will be the date you ask for in your request. But it may not be more than 61 days after the date of your request. It may not be less than five years before the end of the term period for the Benefit. And it may not be more than 31 days before we have your request at our Service Office.

Contract Specifications. - The new contract will be in the standard or equivalent rating class. The company will set the issue age and the premiums for the new contract in accord with its regular rules in use on the date of the new contract.

The new contract may call for annual premiums. If the company agrees, you will be able to have premiums fall due more often.

The contract may be any one of the following:

1. A Life Paid Up at Age 85 plan. In this case the new contract will be issued by The Prudential Insurance Company of America. Its face amount will be the amount you ask for in your request. But it cannot be less than $10,000 or more than 80% of the amount we would have paid under this Benefit if the insured spouse had died just before the contract date of the new contract. (Since $10,000 is 80% of $12,500, the amount we would have paid must be at least $12,500 for this exchange to be possible.)

2. A contract like the one to which this Benefit is attached, if Pruco Life Insurance Company is regularly issuing such contracts at that time. Its face amount will be the amount you ask for in your request. But it cannot be less than $50,000 or more than 80% of the amount we would have paid under the Benefit if the insured spouse had died just before the contract date of the new contract. (Since $50,000 is 80% of $62,500, the amount we would have paid must be at least $62,500 for this exchange to be possible.)
3. A contract of life insurance of a kind regularly being issued by Pruco Life Insurance Company at that time for $25,000 or more. Its face amount will be the amount you ask for in your request. But it cannot be less than $25,000 or more than 80% of the amount we would have paid under the Benefit if the insured spouse had died just before the contract date of the new contract. (Since $25,000 is 80% of $31,250, the amount we would have paid must be at least $31,250 for this exchange to be possible.)

The new contract will not have Supplementary Benefits other than as we describe in this and in the next paragraph. If the company would include in other contracts like the new contract a benefit for waiving or paying premiums in the event of disability, here is what the company will do. Even though this contract does not have such a benefit on the life of the insured spouse, the company will put it in the new contract on his or her life. The benefit, if any, in the new contract will be the same one, with the same provisions, that the company puts in other contracts like it on its contract date. In this paragraph, when we use the phrase other contracts like it, we mean contracts the company would regularly issue on the same plan and for the same rating class, amount, issue age and sex.

No premium will be waived or paid by us for disability under the new contract unless the disability started on or after its contract date. And no premium will be waived or paid by us for disability under a new contract unless it has a benefit for waiving or paying premiums in the event of disability. This will be so even if scheduled premiums have been paid by us under this contract.

Changes. - You may be able to have this Benefit changed to a new contract of life insurance other than in accord with the requirements for exchange that we state above. But any change may be made only if the company consents, and will be subject to conditions and charges that are then determined.
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MISCELLANEOUS PROVISIONS

Ownership and Control. - Unless we endorse this contract to say otherwise, while the Insured is living the owner alone may exercise all ownership and control of this contract. This includes, but is not limited to, these rights: (1) to assign the contract; and (2) to change any subsequent owner. A request for such a change must be in writing to us at our Service Office and in a form that meets our needs. The change will take effect only when we endorse the contract to show it.

Unless we endorse this contract to say otherwise: (1) while any insurance is in force after the Insured's death, the owner of the contract will be the insured spouse; and (2) the owner alone will be entitled to (a) any contract benefit and value, and (b) the exercise of any right and privilege granted by the contract or by us. But any insurance payable upon the Insured's death will be payable to the beneficiary for that insurance.

Beneficiary. - The word beneficiary where we use it in this contract without qualification means the beneficiary for insurance payable upon the death of the Insured.

Unless we endorse this contract to say otherwise, the beneficiary for insurance payable upon the death of the insured spouse will be the Insured if living, otherwise the estate of the insured spouse.

The beneficiary for insurance payable upon the death of the insured spouse may be changed. The request must be in writing and in a form that meets our needs. It will take effect only when we file it at our Service Office; this will be after the contract is sent to us to be endorsed, if we ask for it. Then any previous beneficiary's interest in such insurance will end as of the date of the request. It will end then even if the insured spouse is not living when we file the request. Any beneficiary's interest is subject to the rights of any assignee of whom we know.

When a beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated.

Misstatement of Age or Sex. - If the insured spouse's stated age or sex or both are not correct, we will change each benefit and any amount payable to what the premiums and charges would have bought for the correct age and sex.

The Schedule of Premiums may show that premiums change or stop on a certain date. We may have used that date because the insured spouse would attain a certain age on that date. If we find that the issue age for the insured spouse was wrong, we will correct that date.

Suicide Exclusion. - If the insured spouse, whether sane or insane, dies by suicide within the period which we state in the Suicide Exclusion under General Provisions and while this Benefit is in force, we will not pay the amount we describe under Benefit above. Instead, we will pay no more than the sum of the monthly charges deducted for this Benefit to the date of death divided by .925. We will make that payment in one sum.

Reinstatement - If this contract is reinstated, it will not include the insurance that we provide under this Benefit on the life of the insured spouse unless we are given any facts we need to satisfy us that the insured spouse is insurable for the Benefit.

Contract Value Options - If this contract has a Contract Value Options provision, it will apply only during the Insured's lifetime. Any extended or reduced paid-up insurance that may be described there is on the life of the Insured only.

Contract Loans - lf this contract has a Loans provision, we will not consider any contract debt when we determine the amount payable, if any, at the death of the insured spouse.

Incontestability - Except for default, we will not contest this Benefit after it has been in force during the insured spouse’s lifetime for two years from the issue date.

Benefit Premiums and Charges - We show the premiums for this Benefit in the Schedule of Premiums in the Contract Data pages. From each premium payment, we make the deductions shown under Schedule of Expense
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Charges from Premium Payments in these pages and the balance is the invested premium amount which is added to the contract fund.

The monthly charge for this Benefit is deducted on each monthly date from the contract fund. The amount of that charge is included in the Schedule of Monthly Deductions from the Contract Fund in the Contract Data pages.

Benefit premiums and monthly charges stop on the earliest of (1) the death of the insured, (2) the death of the spouse, and (3) the contract anniversary at the end of the term period for this Benefit.

If the Contract Becomes Paid-up. - If the contract becomes paid-up we will deduct from the contract fund the present value at that time of future charges for this Benefit, discounted at a rate we set from time to time but no less than 4% a year. The Benefit will remain in force, but thereafter we will make no deductions from the contract fund to pay for it. The Benefit will have cash values but no loan value. The basis for determining the net cash value will be as we state in the second paragraph under Paid-up Insurance above.

Termination - This Benefit will end on the earliest of:

1.the end of the last day of grace if the contract is in default; it will not continue if a benefit takes effect under any contract value options provision that may be in the contract;
2.the end of the last day before the contract date of any other contract (a) for which the Benefit is exchanged, or (b) to which the Benefit is changed;
3.the date the contract is surrendered under its Cash Value Option, if it has one, or the paid-up insurance, if any, under the Benefit is surrendered; and
4.the date the contract ends for any other reason.

Further, if you ask us in writing, and we agree, we will cancel the Benefit as of the first monthly date on or after we receive your request. Contract premiums and monthly charges due then and later will be reduced accordingly.

This Supplementary Benefit rider
attached to this contract on the Contract Date

Pruco Life Insurance Company,
By: /s/ Isabelle L. Kirchner
             Secretary

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